UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

This Current Report on Form 8-K is being filed under Item 1.01 to report the Assignment and Assumption of Chesapeake’s obligations under the Agreement as specified in Item 8.01 hereto.   The information set forth in Item 8.01 is incorporated by reference into this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

This Current Report on Form 8-K is being filed under Item 2.03 to report the satisfaction of the $50 million funding obligation to the Company.  The information set forth in Item 8.01 is incorporated by reference into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities

The information set forth in Item 8.01 is incorporated by reference into this Item 3.02.

Item 8.01  Other Events.

As previously disclosed on a Form 8-K filed on July 11, 2011, Clean Energy Fuels Corp. (the “Company”) entered into a Loan Agreement dated July 11, 2011 (the “Agreement”) with Chesapeake NG Ventures Corporation (“Chesapeake”), an indirect wholly owned subsidiary of Chesapeake Energy Corporation, whereby Chesapeake agreed to purchase from the Company $150 million aggregate principal amount of debt securities (the “Financing”) pursuant to the issuance of three convertible promissory notes, each having a principal amount of $50 million (each a “Note” and collectively the “Notes”).  The first Note was issued on July 11, 2011 and the second Note was issued on July 10, 2012.  The Company and Chesapeake also entered a registration rights agreement (the “Existing Registration Rights Agreement” and collectively with the Notes and the Agreement, the “Existing Loan Documents”) pursuant to which the Company agreed, subject to the terms and conditions of the Existing Registration Rights Agreement, to (i) file with the Securities and Exchange Commission one or more registration statements relating to the resale of shares of the Company’s common stock (“Shares”) issuable upon conversion of the Notes and (ii) at the request of Chesapeake participate in one or more underwritten offerings of Shares of issuable upon conversion of the Notes.

On June 14, 2013 (the “Transfer Date”), Chesapeake, Boone Pickens and Green Energy Investment Holdings, LLC, an affiliate of Leonard Green & Partners, L.P. (collectively, the “Buyers”), entered a Note Purchase Agreement (the “Purchase Agreement”) pursuant to which Chesapeake sold the outstanding Notes (the “Sale”) to the Buyers, Chesapeake assigned to the Buyers all of its right, title and interest under the Existing Loan Documents (the “Assignment”), and each Buyer severally assumed all of the obligations of Chesapeake under the Existing Loan Documents arising after the Sale and the Assignment including, without limitation, the obligation to advance an additional $50 million to the Company in June 2013 (the “Assumption”).  The Company also entered the Purchase Agreement for the purpose of consenting to the Sale, the Assignment and the Assumption.

Contemporaneously with the execution of the Purchase Agreement, the Company entered into a loan agreement with each Buyer (the “Amended Agreements”).  The Amended Agreements have the same terms as the Agreement, other than changes to reflect the change in ownership of the Notes.  In addition, the Company and the Buyers entered a registration rights agreement (the “Amended Registration Rights Agreement”) with the same terms as the Existing Registration Rights Agreement, other than changes to reflect the change in ownership of the Notes.  Immediately following execution of the Amended Agreements, the Buyers delivered $50 million to the Company in satisfaction of the funding requirement they had assumed from Chesapeake (the “June Advance”).  In addition, the Company cancelled the existing Notes and re-issued replacement Notes, and the Company also issued notes to the Buyers in exchange for the June Advance (the re-issued replacement Notes and the notes issued in exchange for the June Advance are referred to herein as the “Replacement Notes”).

The Replacement Notes have the same terms as the Notes and are convertible at the option of the holder into Shares at a conversion price of $15.80 per share (the “Conversion Price”). Subject to certain restrictions, the Company can force conversion of each Replacement Note into Shares if, following the second anniversary of the date of original issuance of a Replacement Note, the Shares trade at a 40% premium to the Conversion Price for at least twenty trading days in any consecutive thirty trading day period. The entire principal balance of each Replacement Note is due and payable seven years following its original issuance, and the Company may repay each Replacement Note in Shares or cash.

As a result of the foregoing transactions, (i) Mr. Pickens holds Replacement Notes in the aggregate principal amount of $65 million, which Replacement Notes are convertible into approximately 4.1 million Shares, and (ii) Green Energy Investment Holdings, LLC holds Replacement Notes in the aggregate principal amount of $85 million, which Replacement Notes are convertible into approximately 5.4 million Shares.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
4.9	Form of Replacement Note.

10.83	Note Purchase Agreement, dated June 14, 2013, by and among Chesapeake NG Ventures Corporation, Boone Pickens, Green Energy Investment Holdings, LLC and Clean Energy Fuels Corp.

10.84	Loan Agreement, dated June 14, 2013, by and between Green Energy Investment Holdings, LLC and Clean Energy Fuels Corp.

10.85	Loan Agreement, dated June 14, 2013, by and between Boone Pickens and Clean Energy Fuels Corp.

10.86	Registration Rights Agreement, dated June 14, 2013, by and among Boone Pickens, Green Energy Investment Holdings, LLC and Clean Energy Fuels Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2013		Clean Energy Fuels Corp.
	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer